ENERGY CONVERSION DEVICES ANNOUNCES RESTRUCTURING PLAN

Rochester Hills, Michigan, December 3, 2009 -- Energy Conversion Devices, Inc. (ECD) (NASDAQ: ENER), the leading global manufacturer of light weight, thin-film flexible solar laminate products for the building-integrated and commercial rooftop markets, announced today that it has initiated a restructuring plan to better align operating expenses with near-term revenue expectations while positioning the company to more efficiently leverage future growth opportunities.

The specific restructuring actions include additional workforce reductions and the previously announced restructuring related to ECD’s acquisition of Solar Integrated Technologies. In connection with all restructurings, employees will be reduced by approximately 400, representing approximately 20 percent of ECD's combined workforce.

These actions are expected to create annualized savings of approximately $17 million, with half to be realized in fiscal 2010.

ECD expects to record related charges of approximately $9 million in fiscal year 2010, including the previously announced restructuring costs related to ECD’s acquisition of Solar Integrated Technologies. This restructuring plan will be completed in fiscal 2010.

"We are committed to reducing our cost structure, while still satisfying the increasing demand for our products in the marketplace," said Mark Morelli, ECD’s President and Chief Executive Officer. "We expect our business will strengthen in the second half of our fiscal year, and these steps should lower our overall operating costs for both the near and long terms, and position our company to better capitalize on growth opportunities in our rooftop solar markets.”

About Energy Conversion Devices
Energy Conversion Devices is a leader in building integrated and rooftop photovoltaics. The company manufactures, sells and installs thin-film solar laminates that convert sunlight to energy using proprietary technology. ECD’s UNI-SOLAR® brand products are unique because of their flexibility, light weight, ease of installation, durability, and real-world efficiency. Through its Solar Integrated Technologies business, the company also designs, manufactures and installs rooftop photovoltaic systems which enable customers to transform unused space on the rooftop into a value-generating asset. For more information, please visit www.energyconversiondevices.com.

This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future net sales or performance, capital expenditures, financing needs, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Risks that could cause such results to differ include: our ability to maintain our customer relationships; the worldwide demand for electricity and the market for solar energy; the supply and price of components and raw materials for our products; and our customers’

ability to access the capital needed to finance the purchase of our products; and risks associated with integrating Solar Integrated Technologies, Inc. The risk factors identified in the ECD filings with the Securities and Exchange Commission, including the company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, could impact any forward-looking statements contained in this release.

Contact:
Mark Trinske, Vice President
Investor Relations & Communications
(248) 299-6063